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SOUTHWEST AIRLINES REPORTS MARCH TRAFFIC

DALLAS, TEXAS – April 8, 2014 – Southwest Airlines Co. (NYSE: LUV) announced today that the Company flew 9.6 billion revenue passenger miles (RPMs) in March 2014, a 1.6 percent increase from the 9.4 billion RPMs flown in March 2013. Available seat miles (ASMs) increased 0.8 percent to 11.6 billion from the March 2013 level of 11.5 billion. The March 2014 load factor was 82.7 percent, compared to 82.0 percent in March 2013. For March 2014, passenger revenue per ASM (PRASM) is estimated to have increased approximately one percent compared to March 2013.
For the first quarter of 2014, the Company flew 24.2 billion RPMs, compared to 23.8 billion RPMs flown for the same period in 2013, an increase of 1.7 percent. Year-to-date ASMs decreased 1.1 percent to 30.5 billion from 30.8 billion for the same period in 2013. The year-to-date load factor was 79.3 percent, compared to 77.1 percent for the same period in 2013.
This release, as well as past news releases about Southwest Airlines Co., is available online at southwest.com.

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Southwest Airlines Co.
Preliminary Comparative Traffic Statistics

MARCH
	2014	2013	Change
Revenue passengers carried	9,806,609	9,892,713	(0.9)%
Enplaned passengers	12,000,553	12,038,645	(0.3)%
Revenue passenger miles (000s)	9,596,470	9,442,734	1.6%
Available seat miles (000s)	11,604,778	11,512,196	0.8%
Load factor	82.7%	82.0%	0.7 pts.
Average length of haul	979	955	2.5%
Trips flown	111,138	116,393	(4.5)%

YEAR-TO-DATE
	2014	2013	Change
Revenue passengers carried	25,055,809	25,203,934	(0.6)%
Enplaned passengers	30,656,581	30,712,625	(0.2)%
Revenue passenger miles (000s)	24,155,286	23,756,743	1.7%
Available seat miles (000s)	30,474,546	30,801,424	(1.1)%
Load factor	79.3%	77.1%	2.2 pts.
Average length of haul	964	943	2.2%
Trips flown	299,637	318,514	(5.9)%

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